Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this in this Post-Effective Amendment No.38 to the registration statement on Form N-1A (“Registration Statement”) of our report dated April 15, 2005, relating to the financial statements and financial highlights which appears in the February 28, 2005 Annual Report to Shareholders of the iShares Lehman 1-3 Year Treasury Bond Fund, the iShares Lehman 7-10 Year Treasury Bond Fund, the iShares Lehman 20+ Year Treasury Bond Fund, the iShares Lehman TIPS Bond Fund, the iShares Lehman Aggregate Bond Fund and the iShares GS $ InvestopTM Corporate Bond Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

June 27, 2005